Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	5,978,000	$8.30 (2)	$49,617,400	$0.00011020	$5,467.83
Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	22,000	$9.60 (3)	$211,000	$0.00011020	$23.28
Total Offering Amounts					$49,828,400		$5,491.11
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$5,491.11

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $8.30, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on June 20, 2023, with respect to the shares subject to issuance pursuant to stock awards to be granted pursuant to the Registrant’s 2023 Equity Incentive Plan.

(3)

Calculated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price for outstanding options granted pursuant to the Registrant’s 2023 Equity Incentive Plan as of the date of this Registration Statement.